Exhibit 5.1

WESTMORELAND RESOURCE PARTNERS, LP
9540 South Maroon Circle, Suite 300, Englewood, CO 80112
Phone: (303) 922-6463

May 15, 2017

Westmoreland Resource Partners, LP
9540 South Maroon Circle, Suite 300
Englewood, CO 80112

RE: Registration Statement on Form S-8 for Westmoreland Resource Partners LP Long-Term Incentive Plan

Ladies and Gentlemen:

I am the Chief Legal Officer of Westmoreland Resources GP, LLC, a Delaware limited liability company (the "General Partner") and the general partner of Westmoreland Resource Partners, LP, a Delaware limited partnership (the “Partnership”), and an attorney duly admitted to practice in the State of Colorado. I am familiar with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the sale of up to 500,000 common units representing limited partner interests (the “Units”) in the Partnership which may be issued pursuant to the Westmoreland Resource Partners LP Long-Term Incentive Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership; (ii) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”); (iii) the Certificate of Formation of the General Partner; (iv) the Limited Liability Company Agreement of the General Partner, as amended (the “LLC Agreement”); (v) the Plan; (vi) this Registration Statement; and (vii) such other instruments and other certificates of public officials, officers and representatives of the Partnership and such other persons as I have deemed appropriate as a basis for the opinions set forth herein.

In rendering the opinions expressed below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies. In conducting my examination of documents, I have assumed the power, corporate or other, of all parties thereto other than the Partnership to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the numbered opining paragraphs below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

I have also assumed that (A) the Certificate of Limited Partnership of the Partnership and the Partnership Agreement and the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein, and (B) all Units will be issued and sold in the manner described in the prospectus related to the Plan and in accordance with the terms of the Plan.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I have deemed relevant, I am of the opinion that:

1. The issuance of the Units by the Partnership has been duly authorized by the General Partner.

2. Upon the issuance and delivery of the Units from time to time in accordance with the terms of the Plan for the consideration established by the Plan and the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the General Partner or a duly constituted and acting committee thereof as provided in the Plan, such Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by the following: (a) if a court were to determine that the right or exercise of the right provided under the Partnership Agreement by the holders of Units (the “Limited Partners”) of the Partnership as a group (i) to remove or replace the General Partner, (ii) to approve certain amendments to the Partnership Agreement or (iii) to take certain other actions under the Partnership Agreement pursuant to which a Limited Partner “participates in the control” of the Partnership’s business for purposes of Section 17-303 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”), then such Limited Partner could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership and reasonably believe that such Limited Partner is a general partner and (b) Sections 17-303, 17-607 and 17-804 of the Delaware LP Act.

I express no opinion other than as to the Delaware LP Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws) and the federal laws of the United States of America, and I am expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit to being an “expert” under the Securities Act, or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and have assumed that at no future time would any such subsequent change of fact or law affect adversely my ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Jennifer S. Grafton
Jennifer S. Grafton
Chief Legal Officer